Exhibit 99.1

ESPERION Announces Agreement to Exchange $15 Million in Principal Amount of its 4.00% Convertible Senior Subordinated Notes due 2025 for Common Stock

ANN ARBOR, Mich., October 25, 2021 (GLOBE NEWSWIRE) – Esperion (NASDAQ: ESPR) today announced that it has entered into a privately negotiated exchange agreement with two co-managed holders (the “Holders”) of its 4.00% Convertible Senior Subordinated Notes due 2025 (the "Notes"). Under the terms of the exchange agreement, the Holders agreed to exchange (the “Exchange”) with ESPERION $15.0 million aggregate principal amount of Notes held in the aggregate by them (and accrued interest thereon) for shares of ESPERION’s common stock. Pursuant to the exchange agreement, the number of shares of ESPERION’s common stock to be issued by ESPERION to the Holders upon consummation of the Exchange will be determined based upon the volume-weighted-average-price per share of ESPERION’s common stock, subject to a floor of $5.62 per share, during the five trading-day averaging period, commencing on the trading day immediately following the date of the exchange agreement. The Exchange is expected to close on November 3, 2021, subject to the satisfaction of customary closing conditions.

“Following our recently announced organizational and operational plan, we are pleased to have reached an agreement to exchange a portion of our 2025 Notes at a significant discount to par, thereby reducing our cash interest expense and improving our balance sheet. As we approach the CLEAR Outcomes’ study results, we remain focused on opportunistically pursuing other transactions to reduce debt and further improve our balance sheet,” said Sheldon Koenig, president and CEO of ESPERION.

This press release does not constitute an offer to sell or a solicitation to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ESPERION Therapeutics

ESPERION is The Lipid Management Company. Our goal is lipid management for everybody, that’s why we work hard to make our medicines easy to get, easy to take and easy to have. We discover, develop and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements relating to the expected closing of the exchange of the Notes pursuant to the Exchange Agreement and expectations regarding future transactions to further improve ESPERION’s balance sheet. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. The inclusion of forward-looking statements should not be regarded as a representation by ESPERION that any of these results will be achieved. Actual results may differ from those set forth in this Report due to the risks and uncertainties associated with the satisfaction of closing conditions under the Exchange Agreement and with entering into additional exchange agreements, as well as risks and uncertainties described in ESPERION’s filings with the U.S. Securities and Exchange Commission. Any forward-looking statements contained in this Report speak only as of the date hereof, and ESPERION disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact:

Esperion Corporate Team

Corporateteam@esperion.com

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